SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                                  June 15, 2005
                                (Date of Report)
                        (Date of earliest event reported)

                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
                    (State or jurisdiction of incorporation)

0-11507                                       13-5593032
--------------------------------------        ----------------------------------
Commission File Number                        IRS Employer Identification Number

111 River Street, Hoboken NJ                  07030
--------------------------------------        ----------------------------------
Address of principal executive offices        Zip Code

Registrant's telephone number, including area code:     (201) 748-6000
                                                        ------------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications  pursuant to Rule 425 under the Securities Act(17 CFR
    230.425)
[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange  Act(17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act(17 CFR 240.13e-4(c))


                  This is the first page of a 14-page document.

Exhibit No.    Description

       99.1 Press release dated June 15, 2005 titled "John Wiley and Sons, Inc. Reports Record Revenues, EPS and Cash Flow for Fiscal Year 2005" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended). ITEM 9: REGULATION FD DISCLOSURE The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On June 15, 2005, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for fiscal year 2005. A copy of the Company press release is attached hereto as Exhibit 99.1 and incorporated.

Ellis E. Cousens
Executive Vice President, Chief Financial & Operations Officer
John Wiley and Sons, Inc.
(201) 748-6534

                         John Wiley & Sons, Inc. Reports
             Record Revenue, EPS and Cash Flow for Fiscal Year 2005

Hoboken, NJ, June 15, 2005. John Wiley & Sons, Inc., (NYSE:JWa) (NYSE:JWb), announced today that revenue, earnings per diluted share and cash flow reached record levels in fiscal year 2005. Full-year revenue of $974 million increased 6%, or 4% excluding foreign currency effects. Earnings per diluted share rose 8% to $1.47, excluding certain tax adjustments noted below. Including the tax adjustments, fiscal year 2005 earnings per diluted share was $1.35.

The year-on-year revenue growth was driven by Wiley's global Scientific, Technical and Medical business. Professional/Trade performed well, particularly in Europe and Asia. Higher Education had a difficult year, as reflected in a revenue decrease from prior year of 1%.

Fiscal year 2005 operating income of $141.4 million increased 9% over prior year. Operating income as a percent of revenue increased to 14.5% from 14.0% last year. Operating and administrative expenses for the full year increased 5%, or 3% excluding foreign exchange effects. Auditing and compliance costs associated with certification of internal controls as required by Sarbanes-Oxley
Section 404 added approximately 1%, or $3.2 million, to the year-on-year increase in expenses.

"Once again, Wiley delivered strong financial results despite challenging market conditions. Our record results reflect the combined effects of Wiley's unique mix of core businesses; the resiliency of our highly regarded brands and must-have content; and our ability to adapt and change, while executing our strategies to serve customers better," said William J. Pesce, President and CEO.

Mr. Pesce continued, "Wiley's record of accomplishment is largely due to the commitment, creativity and integrity of an extraordinary team of colleagues around the world. Earlier this year, Wiley's special culture was recognized by FORTUNE magazine in its list of 100 Best Companies to Work For."

Mr. Pesce concluded, "Based on leading indicators and market conditions, we anticipate fiscal year 2006 revenue growth in the mid-to-high single digits and EPS growth greater than that of revenue."

For the fourth quarter, revenue increased 4% over the prior year to $241.6 million, or 3% excluding foreign currency effects. Earnings per diluted share of $0.20 advanced from the comparable prior year period by 25%, excluding certain tax adjustments noted below.

Free cash flow increased 23% to a record level of $152 million from $124 million in the prior year. The increase was driven in part by factors that will not drive similar gains in the immediate future. These include an improvement in receivables collections which reduced Days Sales Outstanding by two days, improvement in STM Enhanced Access License collections, no growth in product development spending and inventory, and a reduction in capital spending. We anticipate some growth in the latter three areas.

The Company utilized $135 million of this free cash flow during the year for the following: to acquire 2.9 million shares of Class A common stock at an all-in average price of $32.94 per share; for the acquisition of publishing assets in several transactions aggregating to $23 million; and for the payment of $18 million in cash dividends to Class A and Class B shareholders. The Company's management evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, as presented in the attached financial schedules. The Company believes free cash flow is an important measure of the operational strength of its business. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures as an indicator of operating performance.

During the fourth quarter of fiscal year 2005, the Company elected to repatriate approximately $94 million of dividends from its European subsidiaries under the American Jobs Creation Act of 2004, which became law in October 2004. The law
provides  for  a  favorable   one-time  tax  rate  on  dividends   from  foreign
subsidiaries. The tax accrual on the dividend included approximately $7.5 million, or $0.12 per diluted share of tax that will have no cash impact on the Company. The Income Statement effect recorded in the fourth quarter of fiscal year 2005 will be fully offset by a tax benefit that will be recognized by the Company in the first quarter of fiscal year 2006. In addition, the Company previously reported in the third quarter of fiscal year 2004, a net tax benefit of $3 million, or $0.05 per diluted share, due to favorable resolution of certain state and federal tax matters and an adjustment to accrued foreign taxes. The Company believes that for comparative purposes these tax items should be excluded so as to not distort the underlying operating performance of the Company.


Segment Highlights

Professional/Trade (P/T):
-------------------------
Revenue of Wiley's U.S. P/T business increased 3% to $350.3 million in fiscal year 2005, as a result of organic growth in key publishing categories, particularly For Dummies books, the professional culinary program and Webster's New World Dictionary. High-end technology titles showed improvement for the year, while consumer technology publishing remained sluggish. Other publishing revenue, principally generated through brand licensing, the sale of rights and online advertising was up 22% for the year. Improved sales return experience also contributed to the favorable results. P/T's direct contribution to profit was up 9% over fiscal year 2004, reflecting gross margin improvement, lower inventory and advance provisions and prudent expense management. Fourth quarter revenue of $93.5 million was up 1% over the previous year's strong finish.

During the quarter, P/T's books benefited from widespread media attention. Young and Simon/ iCon: Steve Jobs, The Greatest Second Act in the History of Business received extensive media coverage around the world. Two titles published with television series tie-ins, Bittman/How to Cook Everything and Ramsay/In the Heat of the Kitchen. Rivoli/Travels of a T-Shirt was the subject of a three-part series on National Public Radio, which generated positive coverage in The Wall Street Journal, Time Magazine and the San Francisco Chronicle. Borba/Nobody Likes Me was featured on two Today show segments.

Titles included on bestseller lists in the fourth quarter were the market-leading J.K. Lasser's Your Income Tax, as well as Lencioni/Five Dysfunctions of a Team and Tyson/Investing For Dummies. Additional Wiley titles which made bestseller lists earlier in the year included Winger/Shut Up, Stop Whining and Get a Life; Scott/Mentored by a Millionaire; Harkins/Everybody Wins; Lencioni/Death by Meeting; Allen/Multiple Streams of Income; Mauldin/Bull's Eye Investing; and Tisch/The Power of We.

Several P/T books and authors received awards in the fourth quarter. The annual Skystone-Ryan Research Award in Philanthropy and Fundraising was presented to Richard P. Chait, William P. Ryan and Barbara E. Taylor for Governance as
Leadership: Reframing the Work of Nonprofit Boards. Hamelman/Bread won the coveted IACP Julia Child Award for best first book.

Frommers.com, Dummies.com, and CliffsNotes.com all had a strong quarter and year, in terms of site traffic, subscriber counts and sales. A new site supporting direct ordering by government employees went live in March, providing product information and facilitating the purchase of Wiley titles.

P/T's customization and special sales business had a banner year, with business growing rapidly. Of special note are customized For Dummies publications, which are in great demand by corporations and organizations around the world that want to leverage the power of this well known brand.

Wiley signed an agreement with TTE Corporation, the manufacturer of RCA digital television products, to publish HDTV For Dummies; launch a "Digital TV Center" site featuring technical articles and related information; and create a customized reference and setup guide that will be packaged with selected RCA products. In April, Wiley signed an agreement to acquire California-based Sybex, Inc., a global publisher of computer books and software for information technology professionals. The sale closed on May 31, 2005.

Scientific, Technical and Medical (STM):
----------------------------------------
Wiley's U.S. STM revenue increased 7% to $190.5 million in fiscal year 2005. Electronic journals, new society publications and non-subscription revenue, such as STM reference books, journal backfiles and advertising sales, all contributed to the year-on-year growth. STM's direct contribution to profit for fiscal year 2005 was up 3% over prior year, reflecting the combined effects of increased revenue and favorable product mix, partially offset by costs associated with new society journals. For the fourth quarter, revenue increased 6% to $54.4 million.

Globally, the STM business recorded strong growth, up approximately 9% for the full year. Journals and books, in print and online, contributed to the solid year-on-year growth. The global STM book program recorded its sixth straight quarter of robust growth, especially in Europe and Asia, resulting in an increase of 12% in fiscal year 2005 over the previous year. It was also a strong year for the electronic major reference work program.

The Company's STM business continued its transformation to digital access through Wiley InterScience. Wiley believes that the research community and society at large are best served by the widest possible dissemination of scientific, technical and medical information and continues to make significant investments to add content and functionality and facilitate greater accessibility and discoverability.

In fiscal year 2005, STM enjoyed healthy renewals of Enhanced Access Licenses for Wiley InterScience. More and more customers gained access to Wiley InterScience through Google and by taking advantage of alternative pricing programs such as Pay-Per-View and the new, customer-driven pricing model for Wiley InterScience Online Books. Reference linking improvements, new marketing initiatives like Google Adword, ISI alerts and Wiley InterScience feature boxes and the addition of content, including new society journals and backfile collections, also drove traffic. As a result, usage during the fourth quarter increased 23% over the third quarter and 56% over the previous year's fourth quarter.

The quality of Wiley's content continued to be a strong draw to Wiley InterScience. For example, an article from Wiley's journal Chirality, "Toward Catalytic Rigid-Rod Beta Barrels: A Hexamer with Multiple Histadines," by Das, Sakal and Matile was cited by the Chemical Abstracts Service as the most requested article in 2004 from all of their products and services, which include SciFinder and SciFinder Scholar. Additionally, the January/February 2005 issue of ISI Science Watch, a subscription newsletter that uses ISI's citation data to provide rankings, listed five Wiley journals among the top 10 in three of eleven categories in the "Hottest Journals of the Millennium (so Far)".

Additional digitized journal backfiles were added to Wiley InterScience through the launch of the Cell & Developmental Biology and Analytical Science collections. Earlier this year, the Neuroscience collection was launched. The Company announced its ambitious new program to digitize all its journal holdings, dating back to the 1800s. Wiley's digitization of legacy content is designed to improve the research pathway and ensure content discovery is as seamless and efficient as possible. This initiative is scheduled for completion in 2007, in conjunction with Wiley's 200th Anniversary. The completed backfile collection will span two centuries of scientific research and comprise over 7.5 million pages - one of the largest archives of its kind issued by a single publisher.

Wiley continued to develop its journal and book programs by forming partnerships with prominent national, regional and international societies. In the fourth quarter, the Company executed a multi-year co-publishing agreement with the American Institute of Chemical Engineers. Earlier in the year, the Company signed agreements with the Orthopaedic Research Society and the Society of Hospital Medicine. The American Society of Cytopathology adopted as its official journal Cancer Cytopathology, which Wiley publishes on behalf of the American Cancer Society.

Higher Education:
-----------------
Wiley's U.S. Higher Education business closed out a challenging year with revenue of $150.9 million, down 1% from the previous year. The disappointing results reflect industry-wide price resistance among students and continued softness in engineering, mathematics and computer science. Higher Education's direct contribution to profit in fiscal year 2005 was down 8% from the previous year, reflecting the top-line results, investments in new products, services and business models and inventory write-offs. Revenue for the fourth quarter of $19.6 million was $1 million below prior year.

Wiley is committed to delivering quality learning materials and services, while addressing concerns among students about price and value. The Company is migrating to online delivery in pace with the needs of students and professors. The prime example is eGrade Plus, which has been well received in the States and abroad. More and more students and professors are using its customizable multi-format content that is organized around teaching and learning activities such as studying, self-testing, assessment and classroom management. A new version of eGrade Plus, with increased functionality and enhanced branding, is set to launch in time for the next academic year.

During the fourth quarter, Higher Education began to roll out a strong frontlist for the coming academic year, with a number of promising first editions, as well as revisions of widely used titles. In addition, the number of low-cost textbooks being offered continues to increase. Outside the States, more local adaptations of U.S. textbooks are being published, primarily for markets in Asia and the Middle East.

Earlier in the year, Higher Education signed a multi-year publishing agreement with the National Geographic Society (NGS), one of the world's foremost research and educational societies. Wiley will create textbooks and digital learning tools that will incorporate maps, photographs, graphics, illustrations and videos from the NGS's vast library. During the first quarter, Wiley renewed and expanded its agreement with Rand McNally & Co. to be the exclusive distributor to the higher education community of their Goode's World Atlas. Other alliances formed during the year include agreements with GlobalSpec to provide search functionality to engineering students through eGradePlus; OuterNet Publishing to co-develop lab manuals for introductory biology textbooks; Tata, a software developer in India, for licensing and selling business simulations; Just Ask! to create customized online solutions for several Wiley textbooks; and Aplia to sell Besanko/Microeconomics 2e along with their software product.

Europe:
-------
Fiscal year 2005 was a strong year for Wiley's European-based companies, with revenue for the year advancing 13% over the prior year to $268.9 million, or 8% excluding foreign currency effects. Journals and non-subscription revenue, such as STM reference books and advertising sales, contributed to the year-on-year growth. Indigenous and imported P/T titles also performed well. Direct contribution to profit for the year was up 16% over prior year, reflecting top-line growth and favorable product mix. Fourth quarter revenue of $75.2 million was up 9%, or 6% excluding foreign currency effects.

Wiley's success in Europe was widespread, with nearly all business categories growing strongly. Particularly worth noting were the strong performances of the Cochrane Collaboration in evidence-based medicine, the success of the U.K. For Dummies program and the robust performance of the STM book program.

Wiley continues to grow in Europe through an effective combination of organic growth and acquisitions. During the fourth quarter, the Company completed the acquisition of Whurr Publishers Limited, a London-based publisher of books and journals for the Nursing, Speech and Language Therapy and Audiology, Psychology and Special Education markets. The acquisition brings to Wiley a distinguished list of professional reference books, peer-reviewed journals and textbooks. Acquisitions completed earlier in the year include the reference portfolio of the Nature Publishing Group; the book list of Professional Engineering Publishing; the publishing arm of the Institute of Mechanical Engineers; and four journals from Henry Stewart Publications.

Wiley signed an agreement during the fourth quarter with the British Library for delivery of Wiley content through their document delivery service. Earlier in the year, the Company extended its publishing partnerships with the Society of Chemical Industry and the Cochrane Collaboration. Closer collaboration with the American Health Care Journalists Society and the Centre for the Advancement of Health has generated media exposure for Cochrane. Cooperative marketing initiatives with a number of scholarly societies have also been formed to promote other Wiley publications.

Wiley-VCH formed an alliance with the Shanghai Institute of Organic Chemistry, a part of the Chinese Academy of Sciences, to publish the Chinese Journal of Chemistry, the Institute's flagship journal. An agreement was also signed during the third quarter with the Securities Institute to publish a series of introductory finance books, bringing to Wiley a new source of authors and customers.

The power of the For Dummies brand in Europe was evident throughout fiscal year 2005. More than one million copies of Wi-Fi For Dummies, which was custom published for Intel, were distributed to their customers throughout the U.K. All visitors to the 2005 London Book Fair received a copy of the London Book Fair Tips For Dummies, which was supported and distributed by Reed Exhibitions. Over 160,000 copies of French History For Dummies have been sold since its publication. In April, Wiley-VCH secured the German publishing rights for the For Dummies brand.

Asia, Australia and Canada:
---------------------------
Wiley's revenue in Asia, Australia and Canada was up a combined 10% to $108.6 million, or 6% excluding foreign currency effects. Revenue growth in all regions contributed to the improvement, particularly Asia, which grew 11% for the year. Direct contribution to profit in fiscal year 2005 increased 9% over the previous year, reflecting the top-line growth and the foreign exchange effects. Fourth quarter revenue of $21.3 million increased 17% over prior year.

Asia showed impressive revenue growth, particularly during the second half of the year. STM books had an excellent year, driven by strong library markets in India, Taiwan, Japan and Korea, and increased research funding in Malaysia and Thailand. P/T revenue was up despite the challenging retail environment in many Asian markets. Sales grew strongly in adoption, library and corporate channels and in the business and finance, culinary and hospitality and architecture categories. Wiley Asia's Higher Education business picked up in the fourth quarter, mainly driven by strong adoption sales in the sciences, mathematics and engineering.

In Australia, the Higher Education and School businesses both had a good year due to the strength of local publishing, while P/T's performance was disappointing, as a result of a challenging retail environment. Wiley Australia was once again awarded the Employer of Choice citation from the Federal Government's Equal Opportunity in the Workplace Agency. Earlier in the year, the Australian Campus Booksellers Association and the Australian Publishers Association awarded Wiley Australia with Publisher of the Year awards.

In Canada, P/T sales exceeded expectations as a result of improved sell-through and lower returns at certain retail, online and mass-market accounts. Solid gains were realized in the For Dummies and STM book programs. Higher Education had a difficult year in Canada, reflecting similar concerns and conditions as in the U.S.

Conference Call Instructions
----------------------------
Wiley will hold a conference call on Wednesday, June 15, at 11:30 a.m. (EDT) to discuss its financial results for the fourth quarter and full year of fiscal year 2005. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (800) 479-1628

International callers may participate by dialing:(719) 457-2729

A replay of the call will be available from 1:30 p.m. (ET) on Wednesday, June 15 through midnight (EDT) on Tuesday, June 21 by dialing (888) 203-1112 or (719) 457-0820 and entering Passcode 7603407

A      live      audio       Webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  Webcast   will  be
accessible for 14 days afterwards.

Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.


"Safe Harbor" Statement under the Private
Securities Litigation Reform Act of 1995
-----------------------------------------
This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii)subscriber renewal rates for the Company's journals; (iii)the financial stability and liquidity of journal subscription agents; (iv)the consolidation of book wholesalers and retail accounts; (v)the market position and financial stability of key online retailers; (vi)the seasonal nature of the Company's educational business and the impact of the used book market;
(vii)worldwide economic and political conditions; (viii)the Company's ability to protect its copyrights and other intellectual property worldwide and (ix)other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

                                   Signature



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          John Wiley & Sons, Inc.




                                          /S/   Ellis E. Cousens
                                          --------------------------------------
                                          Ellis E. Cousens
                                          Executive Vice President,
                                          Chief Financial and Operations Officer

                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                 FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
                             APRIL 30, 2005 AND 2004
                    (in thousands, except per share amounts)

                                                      Fourth Quarter Ended                        Year Ended
ADJUSTED                                                    April 30,                              April 30,
---------                                       ------------------------------------   ------------------------------------
                                                  2005         2004       % Change       2005         2004       % Change
                                                ------------------------------------   ------------------------------------
Revenue                                      $   241,631     232,065          4%        974,048      922,962          6%

Costs and Expenses
     Cost of Sales                                78,877      76,635          3%        325,061      308,905          5%
     Operating and Administrative Expenses       139,494     137,552          1%        496,726      474,902          5%
     Amortization of Intangibles                   3,205       2,394         34%         10,880        9,776         11%
                                                -----------------------                ------------------------
     Total Costs and Expenses                    221,576     216,581          2%        832,667      793,583          5%
                                                -----------------------                ------------------------

Operating Income                                  20,055      15,484         30%        141,381      129,379          9%
     Operating Margin                              8.3%        6.7%                      14.5%        14.0%

Interest Expense and Other, Net                      997       1,177                      5,718        4,269
                                                -----------------------                -------------------------

Income Before Taxes                               19,058      14,307         33%        135,663      125,110          8%

Provision for Income Taxes (A)(B)                  6,875       4,259                     44,346       39,289
                                                -----------------------                -------------------------

Adjusted Net Income                          $    12,183      10,048         21%         91,317       85,821          6%
                                                =======================                =========================

Adjusted Income Per Share
     Diluted                                 $      0.20        0.16         25%           1.47         1.36          8%
     Basic                                   $      0.20        0.16                       1.50         1.39



Reconciliation of Non-GAAP Adjusted Financial Disclosure
--------------------------------------------------------
Adjusted Net Income                          $    12,183      10,048                     91,317       85,821
Tax Benefit (A)(B)                                (7,476)          -                     (7,476)       3,019
                                                -----------------------                -------------------------
     Net Income - as Reported                $     4,707      10,048        -53%         83,841       88,840         -6%
                                                =======================                =========================

Adjusted Income Per Share - Diluted          $      0.20        0.16                       1.47         1.36
Tax Benefit (A)(B)                                 (0.12)          -                      (0.12)        0.05
                                                -----------------------                -------------------------
     Income Per Share - Diluted as Reported  $      0.08        0.16        -52%           1.35         1.41         -4%
                                                =======================                =========================
Average Shares
     Diluted                                       60,949      63,080                     62,093       63,226
     Basic                                         59,443      61,680                     60,721       61,771

(A) For the fourth quarter of fiscal year 2005, the Provision for Income Tax in the Adjusted Net Income Statement excludes $7.5 million, or $0.12 per diluted share of accrued tax on $94 million of dividends from European subsidiaries repatriated under the American Jobs Creation Act of 2004. The law provides for a favorable one-time tax rate on dividends from foreign subsidiaries. On May 10, 2005, the US Internal Revenue Service issued Notice 2005-38, which provides for a tax benefit which will substantially offset the tax on the foreign dividends. Consequently, the tax accrual will have no cash impact on the Company and the Income Statement effect recorded in the fourth quarter of fiscal year 2005 will be fully offset by a tax credit that will be recognized in the Company's financial statements in the first quarter of fiscal year 2006.

(B) The third quarter of fiscal year 2004 Provision for Income Taxes excludes a net tax benefit of $3.0 million, or $0.05 per diluted share, related to the resolution of certain state and federal tax matters and an adjustment to accrued foreign taxes.

Note:
-----
Management believes the above non-GAAP financial measures, which exclude the tax charge or benefit, provide a more meaningful comparison of the Company's year-over-year results. These measures improve investors' ability to understand the Company's performance and future expectations. As required by the SEC, the Company provides the above reconciliation.

                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                 FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
                             APRIL 30, 2005 AND 2004
                    (in thousands, except per share amounts)

                                                   Fourth Quarter Ended                         Year Ended
                                                         April 30,                               April 30,
                                         ---------------------------------------  ----------------------------------------
                                             2005          2004        % Change       2005         2004         % Change
                                         ---------------------------------------  ----------------------------------------
Revenue
----------------------------------------
US Segment
     Professional/Trade                  $   93,493        92,970           1%       350,338      340,252           3%
     Scientific, Technical and Medical       54,380        51,215           6%       190,515      178,100           7%
     Higher Education                        19,561        20,597          -5%       150,905      152,861          -1%
                                         ---------------------------              --------------------------
Total US                                    167,434       164,782           2%       691,758      671,213           3%
European Segment                             75,165        68,970           9%       268,857      238,436          13%
Asia, Australia & Canada Segment             21,325        18,237          17%       108,649       98,986          10%
Intersegment Sales Eliminations             (22,293)      (19,924)        -12%       (95,216)     (85,673)        -11%
                                         ---------------------------              --------------------------
Total Revenue                            $  241,631       232,065           4%       974,048      922,962           6%
                                         ===========================              ==========================


Direct Contribution to Profit
---------------------------------------
US Segment
     Professional/Trade                  $   29,682        27,003          10%       102,326       93,945           9%
     Scientific, Technical and Medical       26,598        25,458           4%        88,899       86,310           3%
     Higher Education                        (5,442)       (4,705)        -16%        38,221       41,749          -8%
                                         ---------------------------              --------------------------
Total US                                     50,838        47,756           6%       229,446      222,004           3%
European Segment                             25,379        21,855          16%        86,226       74,585          16%
Asia, Australia & Canada Segment              2,920         2,175          34%        24,175       22,218           9%
                                         ---------------------------              --------------------------
Total Direct Contribution to Profit          79,137        71,786          10%       339,847      318,807           7%


Shared Services and Administrative Costs
----------------------------------------
     Distribution                           (12,323)      (12,928)         -5%       (47,631)     (47,570)          0%
     Information Technology & Development   (17,138)      (15,430)         11%       (55,147)     (51,918)          6%
     Finance                                 (9,521)       (9,180)          4%       (33,880)     (29,900)         13%
     Other Administration                   (20,100)      (18,764)          7%       (61,808)     (60,040)          3%
                                         ---------------------------              --------------------------
Total Shared Services and Admin. Costs      (59,082)      (56,302)          5%      (198,466)    (189,428)          5%

Operating Income                         $   20,055        15,484          30%       141,381      129,379           9%
                                         ===========================              ==========================

                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)

                                                                            April 30,
                                                                -------------------------------
                                                                     2005            2004
                                                                -------------------------------
Current Assets
      Cash & cash equivalents                            $           99,401          82,027
      Accounts receivable                                           137,787         126,822
      Inventories                                                    83,372          83,789
      Deferred income tax benefit                                     5,921          12,392
      Other current assets                                           12,437          12,853
                                                                -------------------------------
      Total Current Assets                                          338,918         317,883
Product Development Assets                                           61,511          60,755
Property, Equipment and Technology                                  115,383         117,305
Intangible Assets                                                   291,041         276,440
Goodwill                                                            195,563         194,893
Deferred income tax benefit                                           4,285           9,061
Other Assets                                                         25,868          22,207
                                                                -------------------------------
      Total Assets                                                1,032,569         998,544
                                                                ===============================

Current Liabilities
      Accounts and royalties payable                                 70,958          68,338
      Deferred subscription revenues                                142,766         126,822
      Accrued income taxes                                           36,376          19,338
      Deferred income taxes                                              -               -
      Other accrued liabilities                                      91,211          85,744
                                                                -------------------------------
      Total Current Liabilities                                     341,311         300,242
Long-Term Debt                                                      196,214         200,000
Accrued Pension Liability                                            62,116          48,505
Other Long-Term Liabilities                                          34,652          31,757
Deferred Income Taxes                                                 1,702           2,976
Shareholders' Equity                                                396,574         415,064
                                                                -------------------------------
      Total Liabilities & Shareholders' Equity               $    1,032,569         998,544
                                                                ===============================

                           STATEMENT OF FREE CASH FLOW

                                                                           Year Ended
                                                                            April 30,
                                                                -------------------------------
                                                                      2005            2004
                                                                -------------------------------
Operating Activities
      Net income                                             $       83,841           88,840
      Amortization of intangibles                                    10,881            9,776
      Amortization of composition costs                              36,026           31,852
      Depreciation of property and equipment                         31,447           29,739
      Non-cash charges and other                                     39,654           50,612
      Change in deferred subscription revenue                        14,446            7,675
      Net change in operating assets and liabilities                 27,191           (6,282)
                                                                -------------------------------
           Cash Provided By Operating Activities                    243,486          212,212


      Investments in Organic Growth:
            Additions to product development assets                 (64,407)         (59,426)
            Additions to property, equipment and technology         (26,826)         (29,222)
                                                                -------------------------------
                         Free Cash Flow                             152,253          123,564


      Other Investing and Financing Activities:
            Acquisition of publishing assets, net of cash acquired  (22,527)          (3,070)

            Repayment of long-term debt (net)                        (4,008)         (35,000)
            Purchase of treasury shares                             (94,786)         (26,126)
            Cash dividends                                          (18,125)         (16,270)
            Proceeds from exercise of stock options                   3,444            4,958

Effects of Exchange Rate Changes on Cash                              1,123              730
                                                                -------------------------------

Increase in Cash and Cash Equivalents for Period             $       17,374           48,786
                                                                ===============================